Exhibit 5

[Letterhead of Thompson Hine LLP]

September 28, 2010

Global Power Equipment Group Inc.

5199 N. Mingo Road

Tulsa, Oklahoma 74117

Re:	Global Power Equipment Group Inc. Registration Statement on Form S-8 – Global Power Equipment Group Inc. 2008 Management Incentive Plan

Ladies and Gentlemen:

Global Power Equipment Group Inc. (“Global Power”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 1,280,000 shares of Common Stock, par value $0.01 per share, of Global Power (“Common Shares”) to be issued from time to time pursuant to the terms of the Global Power Equipment Group Inc. 2008 Management Incentive Plan (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.

In rendering this opinion, we have examined (a) the Second Amended and Restated Certificate of Incorporation of Global Power, as further amended by the Certificate of Amendment, dated June 30, 2010, (b) the Second Amended and Restated By-Laws of Global Power, (c) the Plan, and (d) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof. As a result of the foregoing, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to the Plan, the Common Shares that are the subject of the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP